ARMSTRONG SHAW ASSOCIATES INC.
              45 GROVE STREET NEW CANAAN, STATECONNECTICUT 06840

PRINCIPALS:                                              PHONE: (203) 972-9600
  JEFFREY M. SHAW                                        FAX:   (203) 972-9630
  MONICA C. GRADY
  STEPHEN J. WEINBERGER
  BRUCE P. CRYSTAL
  FRED NORTEN
  TERRY NEWMAN



                                 CODE OF ETHICS





















                                                         October 2006

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I.       INTRODUCTION

         Armstrong Shaw Associates Inc. ("ASA") is a registered investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act"). As a registered investment adviser, ASA is subject to the Advisers Act and to the rules and regulations promulgated thereunder. The Securities and Exchange Commission has jurisdiction to enforce the Advisers Act and its rules and regulations.

         Where ASA handles the accounts of United States pension plans, it is also subject to the Employees Retirement Income Security Act of 1974 ("ERISA") and the rules and regulations promulgated thereunder, under the jurisdiction of the United States Department of Labor.

         As a registered investment advisor, ASA owes a duty of loyalty to each of its clients, which requires that the firm serve the best interests of its clients at all times. ASA's access persons (includes all employees) shall always place the interests of clients ahead of their own. ASA will not tolerate illegal or improper actions undertaken either for personal benefit or in a misguided effort to achieve gains on behalf of the firm or its clients.

         Each access person must review this manual and abide by its terms. Of course, there will always be situations not covered by this manual, and some situations may have compliance or regulatory implications that become apparent only upon examination. Therefore, you should consult PersonNameGivenNameMonica SnGrady, Chief Compliance Officer, whenever you are in doubt about the proper way to respond to the situation.


II.      PURPOSE

         This Code of Ethics (the "Code") was originally adopted in accordance with Rule 17j-1 under the Investment Company Act of 1940 (the "1940 Act"), as amended. The purpose of this amended Code is to provide regulations and procedures consistent with the 1940 Act, and Rule 17j-1 thereunder, as well as the Advisers Act's new rule 204A-1. In addition to the various laws and regulations covering our activities, it is clearly in our best interest as a professional investment advisory organization to avoid potential conflicts of interest or even the appearance of such conflicts with respect to the conduct of our officers and access persons. While it is not possible to anticipate all instances of potential conflict, the standard is clear.

         Rule 17j-1 and Rule 204A-1 set forth the following general prohibitions:

         It shall be unlawful for any access person of ASA in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired to:

1.            employ any device, scheme or artifice to defraud;
2. make any untrue statement of material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

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     3.       engage in any act, practice, or course of business which operates or would operate as a fraud or deceit;

     4.       engage in any manipulative practice with respect to any client; or

     5. to engage in any manipulative practice with respect to securities, including price manipulation


III.     GENERAL PRINCIPLES

         It is the policy of ASA that no access person shall engage in any act, practice or course of conduct that would violate the provisions of the Investment Advisors Act or the 1940, as amended.

         Our aim is to be as flexible as possible in our organization and our internal procedures, while simultaneously protecting our organization and our clients from the damage that could arise from a situation involving a real or apparent conflict of interest. As a general principle, it is imperative that those who work on behalf of ASA avoid any situation that might compromise, or call into question, their exercise of fully independent judgment in the interests of clients.

         While it is not possible to specifically define and prescribe rules regarding all possible cases in which conflicts might arise, this Code is designed to set forth our policy regarding access person conduct in those situations in which conflicts are most likely to develop. As you consider the more detailed portions of the Code below, you should keep in mind the following fundamental fiduciary principles that govern personal investment activities:

     A. The interests of ASA's clients must come first at all times. In any decision relating to your personal investments, you must scrupulously avoid serving your own interests ahead of those of the shareholders.

     B. Personal investments should comport with both the letter and the spirit of this Code, and should avoid any actual or potential conflicts of interest.

         Individual security transactions by access persons of ASA must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an access person's position of trust and responsibility. Further, access persons should not take inappropriate advantage of their positions with, or on behalf of, any client of ASA.

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IV.      DEFINITIONS

     A.  "Adviser" means Armstrong Shaw Associates Inc. ("ASA").

     B.  "Access Person" means any director, officer, or employee of ASA.

     C. "Beneficial Ownership" shall be interpreted to include any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares a direct or indirect pecuniary interest in the security. As set forth in Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, the term "pecuniary interest" in securities shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities. A person is regarded as the beneficial owner of securities held in 1) the name of his or her spouse, domestic partner, minor children, financial dependents, or other relatives living in his or her household, 2) a trust, estate or other account in which he or she has a present or future interest in the income principal or right to obtain title to securities, or 3) the name of another person or entity by reason of any contract, understanding, relationship, agreement or other arrangement whereby he or she obtains benefits substantially equivalent of ownership.

     D. "Buy or sell program" means transactions in client accounts resulting from changes in ASA's model portfolio and excludes maintenance trades. Maintenance trades typically occur to raise cash, invest cash deposits or to get a portfolio in line with client guidelines.

     E. "Chief Compliance Officer" (CCO) is PersonNameGivenNameMonica SnGrady or her successor.

     F.  "Control" shall have the same meaning as that set forth in Section 2(a)
         (9) of the Act (the power to exercise a controlling influence).

     G. "Gifts" include, but are not limited to, occasional meals, tickets to games, concerts or other social events and/or gatherings, wine, food, trips and miscellaneous merchandise and entertainment.

     H. "Investment Company" means a company registered as such under the 1940 Act or any series thereof for which ASA is an investment adviser or sub-advisor.

     I.  "Inside information" means material non-public information.

     J. "Personal Securities Transactions" means transactions in securities 1) for your own accounts, including IRAs, or 2) for an account in which you have indirect beneficial ownership, unless you have no direct or indirect influence or control over the account. Accounts involving family members (including husband, wife, minor children or other dependent relatives), or accounts in which you have a beneficial interest (such as a trust of which you are an income or principal beneficiary) are included within the meaning of "indirect beneficial interest."

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     L.  "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security, the conversion of a convertible security, and the exercise of a warrant for the purchase of a security.

     M. "Review Officer" shall mean the officer or employee of ASA designated from time to time by ASA to pre-clear access person trades and to receive and review reports of purchases and sales by access persons. The term "Alternate Review Officer" shall mean the officer or employee of ASA designated from time to time by ASA to pre-clear Review Officer trades and to receive and review reports of purchases and sales by the Review Officer, and who shall act in all respects in the manner prescribed herein for the Review Officer.

     N. "Security" means any stock, bond, future, investment contract or any other instrument that is considered a "security" under the Advisers Act. The term "security" is very broad and includes items you might not ordinarily think of as securities, such as: 1) options on securities, on indexes, and on currencies, 2) all kinds of limited partnerships, 3) foreign unit trusts and foreign mutual funds, and 4) private investment funds, hedge funds, and investment clubs and ETF's.

         "Security" does not include: 1) direct obligations of the U.S. government (e.g., treasury securities), 2) bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements, and high quality short-term debt obligations, (any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization, or which is unrated but is of comparable quality), 3) shares issued by money market funds, 4) shares of open-end mutual funds that are not sub-advised by ASA, and 5) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds sub-advised by ASA.


V.       CONFLICTS OF INTEREST

         ASA has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by trying to avoid any actual and/or possible conflicts of interest and by fully disclosing all material facts concerning any actual and/or possible conflict that does arise with respect to any client.

     A. Conflicts Among Client Interests. Conflicts of interest may arise where ASA or its access persons have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts, accounts compensated by performance fees over accounts not so compensated, accounts in which employees have made material personal investments, accounts of close friends or relatives of supervised persons). This Code specifically prohibits inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

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     B.  Competing with Client Trades. This Code prohibits access persons from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions, including by purchasing or selling such securities.

     C.  Other Potential Conflicts Provisions:

          1) Referrals/Brokerage. All access persons shall act in the best interests of the firm's clients regarding execution and other costs paid by clients for brokerage services. At all times strict adherence to ASA's policies and procedures regarding brokerage (including allocation, best execution, soft dollars, and directed brokerage) is required.

          2) No Transactions with Clients. Access persons are not permitted to knowingly sell to or purchase from a client any security or other property, except securities issued by the client.

          3) Gifts and Entertainment. Access persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of a material value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, access persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm or the access person.


VI.      SUBSTANTIVE RESTRICTIONS ON PERSONAL TRADING ACTIVITIES

     A. Pre-clearance of Personal Securities Transactions. All access persons must pre-clear all purchases and sales of securities on ASA's Pre-approval List, and in Initial Public Offerings and Private Placements (includes any security that is not a publicly traded/listed security) with the Review Officer or Alternate Review Officer.

         The ASA Pre-approval List is an actively monitored list of securities which are in the ASA model portfolio or being considered for addition to the ASA model portfolio.

         In considering approval for Initial Public Offerings and Private Placements the Review Officer or Alternate Review Officer will take into account, among other factors, whether the investment opportunity should be reserved for an advisory client and whether the opportunity is being offered to the access person by virtue of his or her position.

         Access persons should request pre-clearance by completing, signing and submitting a Personal Securities Transaction Pre-

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         clearance Form (Attachment A). The Pre-Clearance Form will document the details of the proposed transaction. The Review Officer or Alternate Review Officer will communicate to the requesting access person approval or denial of the proposed transactions, either in writing or orally. Access persons must wait for approval before placing an order with their broker. Pre-clearance approval will expire at the close of the trading day on which the approval is received. If the proposed trade is not completed before pre-clearance expires, the access person is required to again obtain pre-clearance for the trade.

     B. Blackout Periods for Personal Securities Transactions. No access person may initiate a transaction in any security until the third business day after a buy or sell program for that security has been completed or cancelled by the firm on behalf of clients. In the event an access person makes a prohibited purchase or sale within the three-day blackout period, the access person may be required to unwind the transaction and relinquish any gain to a charity picked by ASA.

         No access person may initiate a transaction in any security in an opposite side transaction (i.e. access person is requesting approval to buy a security when ASA clients have been selling it or when access person is requesting approval to sell a security when ASA clients have been buying it) until the seventh business day after a buy or sell program has been completed or cancelled by the firm on behalf of clients. In the event an access person makes a prohibited purchase or sale within the seven day blackout period, the access person may be required to unwind the transaction and relinquish any gain to a charity picked by ASA.

     C. Special Exemptions. The Chief Compliance Officer may grant exemptions from the personal trading restrictions in this Code upon determining that the transaction for which an exemption is requested would not result in a conflict with ASA's clients interest, would not violate any policy embodied in this Code and that an exemption is appropriate to avoid an injustice to or hardship the access person. Factors to be considered may include: the size and holding period of the access person's position in the security, the market capitalization of the issuer, the liquidity of the security, market conditions, the reason for the access person's requested transaction, the amount and timing of client trading in the same or a related security, and other relevant factors. Purchases and sales for which the Chief Compliance Officer has granted an exemption are subject to reporting requirements (detailed below).

         Any access person wishing an exemption should submit a written request to the Chief Compliance Officer setting forth the pertinent facts and reasons why the access person believes that the exemption should be granted. The CCO shall maintain a record of exemptions granted and the reasons supporting the decision. Access persons are cautioned that exemptions are intended to be exceptions and will not routinely be approved.


     D. Insider Information. No access person shall trade, either personally or on behalf of others, on "inside information." While the law concerning insider trading is not static,

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         it is generally understood that the law prohibits: 1) trading by an insider while in possession of inside information, 2) trading by a non-insider while in possession of inside information where the information was either disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, and
         3) communicating material non-public information to others. "Insiders" include officers, directors and employees of a company, as well as "temporary insiders" who enter into a special confidential relationship in the conduct of a company's affairs and as a result gain access to information solely for the company's purpose. Temporary insiders can include, for example, lawyers, accountants, advisers, consultants and employees of such persons.

         Trading on inside information is not a basis for liability unless the information material; i.e., information for which there is a substantial likelihood that a reasonable investor would consider such information important in making his or her investment decisions, or information that is reasonably certain to have substantial effect on the price of the company's securities. Such information would include, for example, dividend changes, earnings estimates, changes in previously released earnings estimates, merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments. Material information does not have to relate to a company's business per se; for example, courts have found information respecting the contents of forthcoming newspaper columns to be material. In addition, the information must be non-public; i.e., not effectively communicated to the marketplace. One must be able to point to some fact; e.g., an SEC filing, to show that the information is generally public. Material nonpublic information relates not only to issuers but also to ASA's securities recommendations and client securities holdings, transactions and pending transactions.

     E. No access person shall reveal to any other person (except in the normal course of his or her duties on behalf of ASA) any information regarding any client interests or actual or contemplated securities transactions, investment decisions or research priorities of ASA.


VII.          PERSONAL SECURITIES HOLDINGS AND TRADING REPORTING REQUIREMENTS

     A. Initial Holdings Report. No later than 10 days after becoming an access person of ASA, every access person shall report to the Review Officer the following information:

         1. The title, the interest rate and maturity date (if applicable), number of shares and principal amount of each security in which the access person had any beneficial ownership when the person became an access person.

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         2.   The name of any broker, dealer or bank with which the access person maintained an account in which any securities were held for the direct or indirect benefit of the access person as of the date the person became an access person.

         3.   The date that the report is submitted by the access person.


     B. Quarterly Transaction Reports. No later than 15 days after the end of each calendar quarter, every access person shall report to the Review Officer the following information:

         1. With respect to any transaction during the quarter in which the access person had any direct or indirect beneficial ownership:

            a) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security involved.

            b) The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition).

            c) The price of the security at which the transaction was effected.

            d) The name of the broker, dealer or bank with or through which transaction was effected.

            e)   The date that the report is submitted by the access person.


         2. With respect to any account established by the access person in which any securities were held during the quarter for the direct or indirect benefit of the access person:

            a) The name of the broker, dealer or bank with which the access person established the account.

            b)   The date the account was established.

            c)   The date the report is submitted by the access person.


     C. Annual Holdings Report. Annually, every access person shall report and certify to the Review Officer the following information (information must be current as of a date no more than 30 days before the report is submitted):

         1. The title, number of shares and principal amount of each security in which the access person had any direct or indirect beneficial ownership.

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         2.   The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the direct or indirect benefit of the Access person.

         3.   The date that the report is submitted by the access person.

         4. Every access person shall execute an Annual Certification of Compliance with Code of Ethics form (Attachment B) as of the same date as the Annual Holdings Report.


     D. Excepted Securities and Funds. Because certain types of securities do not present the opportunity for the type of improper trading activities this Code of Ethics is designed to prevent, the following are excepted from coverage and therefore from reporting requirements:

         1.   Money market fund investments.

         2. Direct obligations of the government of the country-regionUnited States (country-regionplaceU.S. and securities guaranteed by the U.S. Government.

         3. Bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt, instruments including repurchase agreements.

         4. Securities of publicly-traded, open-ended mutual funds, except those sub-advised by ASA.

         5. Automatic dividend reinvestment plans or other periodic payment for the purchase or sale of a security other than optional cash purchase.

         6.   Securities issued by any state or municipal subsidiary thereof.


     E. Exceptions to Reporting Requirements. An access person need not make a report under this Section with respect to transactions effected for, and securities held in any account over which the person has no direct or indirect influence or control.

     F. Mutual Fund Transactions Certifications. ASA opposes short-term trading (also known as market timing) in the mutual funds to which it sub-advises.

         Annually every access person shall report and certify to the Review Officer the following:

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         1)   The name of any mutual fund for which Armstrong Shaw Associates serves as a subadvisor in which the access person had any direct or indirect beneficial ownership.

         2) Whether or not the access person has engaged in any short-term trading in any mutual fund to which Armstrong Shaw Associates subadvises. For these purposes, short-term trading is defined as a purchase and sale within a 30-day period. The reinvestment of any dividends and distributions should be disregarded for this purpose.

     G. Responsibility to Report. Each access person required to make a report is responsible for taking the initiative to file reports required under this Code. Any effort by the Chief Compliance Officer to facilitate the reporting process does not change or alter that responsibility. Reports are required even if there were no reportable holdings, transactions, accounts, or gifts. It is the responsibility of each access person to ensure that all securities transactions are made in strict compliance with this Code and would otherwise comply with all applicable laws and regulatory requirements.


VIII.    GIFTS

         Business gifts and entertainment are designed to build goodwill and sound working relationships among business partners. However giving or accepting gifts and entertainment in connection with your job may raise questions about your impartiality and ethical values. Each ASA employee must use good judgment to ensure accepting or offering gifts, entertainment and/or other inducements will not or be reasonably viewed as compromising their ability to make fair and objective decisions on behalf of ASA and our clients. If question arise about ethical or questionable practices relating to gifts, entertainment or other inducements, please contact PersonNameGivenNameMonica SnGrady.

         Reporting. No later than 15 days after the end of each calendar quarter, every access person shall report to the Review Officer the following information with respect to any gifts received during the quarter:

         1. Description of the gift.

         2. The giver of the gift.

         3. The date the gift was received.

         4. The approximate value of the gift.

         5. The date the report is submitted by the access person.

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IX. REVIEW OF REPORTS

          After the end of each calendar quarter, access person reports submitted shall be reviewed to determine whether a violation of this Code of Ethics may have occurred. If it is determined that a violation of this Code of Ethics has or may have occurred, it will be determined whether it is appropriate to impose sanctions or take other actions against the access person. The determination will be made in light of all relevant facts and circumstances including, but not limited to, the nature and seriousness of the violation, the extent to which the violation reflects a willful disregard of the access person's responsibilities under the Code and the access person's past history of compliance or non-compliance with the Code.

     All access person reports will be maintained in confidence, except to the extent necessary to implement and enforce the provisions of the Code or to comply with requests for information from government agencies.


X.       PRIVACY POLICY

         Access persons must not use or disclose any proprietary and/or confidential information that they obtain during employment with the firm, except as required by their jobs. This obligation remains even after an access person's association with the firm ends.

     Procedures to Implement Policy

         1. Access persons are not to give personal information out over the telephone or in response to an e-mail unless they have identified the person to whom they are communicating as either the client, a fiduciary representative of the client, or a party that needs the information to complete a transaction for the client, e.g., broker-dealers and custodians.

         2. In order to confirm the identity of the persons requesting personal information over the telephone or by e-mail, access persons are required to ask for some personal identifying information, such as social security number or account number, before releasing nonpublic information.

         3. Access to client information is limited to those access persons that need access to the information either to provide services to the client or conduct firm operations.

         4. Client information should be returned promptly to the client's file when no longer required by the access person to provide services to the client or conduct firm operations.

         5. Client information should not be left in offices or conference rooms unattended.

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         6.   Visitors are not allowed to walk unattended into our offices. All visitors should be met by the receptionist, and in his/her absence, a properly designated employee.

         7. Documents containing client nonpublic personal information should be destroyed or shredded prior to disposal.

         8. Any questions regarding Armstrong Shaw Associates Inc.'s Privacy Policy should be directed to PersonNameGivenNameMonica SnGrady.

         9. Any access person who violates Armstrong Shaw Associates Inc.'s Privacy Policy may be subject to disciplinary action up to, and including termination of employment.



XI.      SANCTIONS

         Any violation of this Code of Ethics may result in the imposition of sanctions as ASA may deem appropriate under the circumstances. Such sanctions or other actions may include, but are not limited to, one or more of the following:

         o requiring the access person to refrain from personal trading for a period
         o disgorgement of any profits associated with transactions which constitute a violation of the Code, or restitution to an affected client, if applicable
         o equiring the access person to reverse the trade(s) in question and forfeit any profit or absorb any loss derived therefrom
         o   a letter of censure
         o   a monetary fine levied at the access person
         o   suspension of the employment of the access person
         o   termination of the employment of the access person
         o civil referral to the SEC or other civil regulatory authority, if appropriate under the circumstances
         o   criminal referral, if appropriate under the circumstances

         The Review Officer and the Alternate Review Officer shall have the authority to determine the sanction or other action, if any, to be imposed for any violation of the Code, including appropriate disposition of any monies forfeited pursuant to this provision. Prior to imposing sanctions or taking other actions against the access person, the Review Officer or the Alternate Review Officer shall provide the access person with an opportunity to present information bearing on these matters.

         Failure to comply with any sanctions, including the failure to abide by a directive to reverse a trade or refrain from further trading, may result in the imposition of additional sanctions. Unless, in the opinion of the Review Officer and the Alternate Review Officer, there are extenuating circumstances, a repeat violation of the Code and any violation involving deception, dishonesty or a willful failure to comply, will result in one or more of the most

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severe sanctions, including the imposition of a monetary fine and/or the suspension or termination of employment.

         If the access person committing the violation is the Review Officer or the Alternate Review Officer, then the other Officer shall make a determination with respect to sanctions or actions described above.



XII.     RECORDS

         Armstrong Shaw Associates shall maintain and preserve in an easily accessible place:

         1. A copy of this Code and any other Code that is, or at any time within the past five years has been, in effect.

         2. A record of any violation of this Code, and of any action taken as a result of such violation, for a period of not less than five years following the end of the fiscal year in which the violation occurred.

         3. A copy of each report made by an access person pursuant to the Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made.

         4. A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code.

         5. A record of each decision and the reasons supporting the decision, to approve the acquisition by access persons of initial public offerings and private placements shall be maintained for at least five years after the end of the fiscal year in which the approval was granted.

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                                                                   ATTACHMENT A



                       ARMSTRONG SHAW ASSOCIATES INC.
               45 GROVE STREET NEW CANAAN, CONNECTICUT 06840

             PERSONAL SECURITY TRANSACTION PRE-CLEARANCE FORM*


Employee Name:___________________________________________

Date:__________________________


Type of security:  _____Stock  _____Bond _____ Option _____ Other ______
(specify):

Name of security: _________________________________________

Symbol or Cusip: _________________________________________

Type of transaction: ______ Buy ______ Sell ______ Other (explain) ____________

Number of shares/face value:  ________________________

Estimated Principal Amount of trade: __________________

Brokerage firm to handle trade:

------------------------------------------------------

Is the proposed trade part of an Initial Public Offering or Private Placement?

================================================================================
Compliance Review

Approved by: _____________________________

Date Approved**: _________________________

* Pre-clearance is not required for certain transactions including those for money market instruments and funds, US Government securities, and open-ended mutual funds not sub-advised by ASA. Please see the Code of Ethics for a more complete list.

** Pre-clearance approval will expire at the close of the trading day on which the approval is received.

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                                                                        Page 16

                                                                   ATTACHMENT B



                         ARMSTRONG SHAW ASSOCIATES INC.
                 45 GROVE STREET NEW CANAAN, CONNECTICUT 06840
                 PHONE: (203) 972-9600    Fax:  (203) 972-9630


     ANNUAL CERTIFICATION OF COMPLIANCE WITH CODE OF ETHICS

     By signing below I certify the following:

     1. I have read and understand the Armstrong Shaw Associates Code of Ethics.

     2.  I am subject to the provision of the Code of Ethics.

     3. I have complied with all of the requirements of the Code of Ethics to which I am subject during the year ended December 31, ___________.

     4. I have disclosed or reported all personal securities transactions, holdings, brokerage accounts and gifts required to be disclosed or reported pursuant to the requirements of the Code of Ethics for the year ended December 31, ___________.

     5. I understand that any violation of the Code of Ethics may lead to serious disciplinary action up to, and including, termination of employment.




                                                _____________________
                                                Signature


                                                _____________________
                                                Name (printed)


                                                _____________________
                                                Date

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